Exhibit 3.2

Docusign Envelope ID: 2A2F6CB7-BF06-4640-B010-2533AFF495BB

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E32388472023-1
FVAguilar	Filing Number 20244467344
Secretary of State State Of Nevada	Filed On 11/13/2024 10:12:00 AM
	Number of Pages 8

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: LogicMark, Inc. Entity or Nevada Business Identification Number (NVID): NV20232804130
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series I Non-Convertible Voting Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Certificate of Designation of Preferences, Rights and Limitations of Series I Non-Convertible Voting Preferred Stock attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: [signature] 7871B9B6665F4D1... Signature of Officer Date: 11/13/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

LOGICMARK, INC.

CERTIFICATE
OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS
OF

SERIES I NON-CONVERTIBLE VOTING PREFERRED STOCK

PURSUANT TO SECTION 78.1955

OF THE NEVADA REVISED STATUTES

LogicMark, Inc., a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”), is authorized to issue 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, (i) 2,000 shares of which are designated as Series C Non-Convertible Voting Preferred Stock, 10 shares of which are outstanding; (ii) 1,333,333 shares of which are designated as Series F Convertible Preferred Stock, 106,333 shares of which are outstanding; and (iii) 1,000,000 shares of which are designated as Series G Non-Convertible Voting Preferred Stock, none of which are currently outstanding.

The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Corporation’s articles of incorporation (the “Articles of Incorporation”) provide for a class of its authorized stock known as “blank check” preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series (“Preferred Stock”);

WHEREAS, the Board of Directors is authorized from time to time to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid and upon advice of counsel, believes it advisable and in the best interests of the Corporation and its stockholders to fix the rights, preferences, restrictions and other matters relating to a new series of Preferred Stock, which shall consist of 1,000 shares of the Preferred Stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors, the Board of Directors hereby authorizes a new series of up to 1,000 shares of Preferred Stock designated as the Series I Non-Convertible Voting Preferred Stock, par value $0.0001 per share, having the voting powers, designations, preferences and relative participation and other rights and qualifications, limitations and restrictions as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Certificate of Designation” means this Certificate of Designation of preferences, rights and limitations of Series I Preferred Stock.

“Common Adjustment” shall have the meaning set forth in Section 6.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Corporation’s subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Redemption Event” shall have the meaning set forth in Section 8.

“Register” shall have the meaning set forth in Section 9.

“Series H Certificate” means the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Non-Voting Preferred Stock.

“Series H Preferred Stock” means the Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share, of the Corporation.

“Series I Liquidation Preference” shall have the meaning set forth in Section 6.

“Series I Preferred Stock” shall have the meaning set forth in Section 2.

“Transfer Agent” means Nevada Agency and Transfer Company, with an address at 50 West Liberty Street, Suite 880, Reno, NV 89501, with a telephone number of (775) 322-0626, and any successor transfer agent of the Corporation.

Section 2. Designation and Amount. The shares of such series shall be designated as “Series I Non-Convertible Voting Preferred Stock”, $0.0001 par value per share (the “Series I Preferred Stock”), and the number of shares constituting such series shall be 1,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, except that no decrease will reduce the number of shares of Series I Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into Series I Preferred Stock.

Section 3. Conversion. The shares of Series I Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

Section 4. Voting Rights. The holders of shares of Series I Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series I Preferred Stock shall entitle the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the date hereof (i) declare any dividend (other than dividends or issuances of Series G Rights to holders of Common Stock or Common Stock Equivalents) on the Corporation’s Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series I Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Articles of Incorporation or the Corporation’s bylaws (the “Bylaws”), the holders of shares of Series I Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(C)  Except as set forth herein, in the Articles of Incorporation or in the Bylaws, holders of Series I Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5. Reacquired Shares. Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series I Preferred Stock shall be entitled to receive the greater of (a) $0.4654 per share or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to two (2) times the aggregate amount to be distributed per share to holders of Common Stock (the “Series I Liquidation Preference”). In the event that the Corporation shall at any time after the date hereof (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series I Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event (the “Common Adjustment”).

(B) In the event, however, that there are not sufficient assets available to permit payment in full to the Series I Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series I Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) None of the merger or consolidation of the Corporation into or with another entity or the merger or consolidation of any other entity into or with the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series I Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to two (2) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the date hereof (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series I Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. If an adjustment according to this provision would result in the issuance of a fraction of a share of Series I Preferred Stock, the Corporation shall round such fraction of a share of Series I Preferred Stock up to the nearest whole share.

Section 8. Redemption. Other than as provided for below, the shares of Series I Preferred Stock shall not be redeemable. At any time a holder of Series I Preferred Stock also holds shares of the Corporation’s Series H Preferred Stock and upon the occurrence of either (i) the redemption of any Series H Preferred Stock in accordance with the Series H Certificate, (ii) the conversion of any Series H Preferred Stock in accordance with the Series H Certificate, or (iii) the sale of any Series H Preferred Stock (each of (i), (ii), and (iii) a “Redemption Event”), the number of shares of Series I Preferred Stock of such holder equivalent to the sum of such shares of Series H Preferred Stock that are redeemed, converted, or sold pursuant to such Redemption Event shall automatically be redeemed by the Corporation for no consideration and such redeemed shares shall no longer be deemed to be outstanding.

Section 9. Registration; Book-Entry. At the time of issuance of any shares of Series I Preferred Stock, the applicable Holder shall receive such shares of Series I Preferred Stock in book-entry form unless the Holder requests by written request (including by electronic-mail) to the Corporation to receive such shares of Series I Preferred Stock in the form of one or more stock certificates. The Corporation or the Transfer Agent shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series I Preferred Stock and whether such shares of Series I Preferred Stock are held by such Holder in certificate or in book-entry form. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder shall treat each Person whose name is recorded in the Register as the owner of a shares of Series I Preferred Stock for all purposes notwithstanding notice to the contrary. A registered share of Series I Preferred Stock may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more registered shares of Series I Preferred Stock by such Holder thereof and an opinion of counsel reasonably satisfactory to the Corporation, the Corporation or Transfer Agent, as applicable, shall record the information contained therein in the Register and issue one or more new registered shares of Series I Preferred Stock in the same form of the surrendered registered shares of Series I Preferred Stock to the designated assignee or transferee.

Section 10. Fractional Shares. No fractional shares of Series I Preferred Stock shall be issued.

Section 11. Certain Restrictions. The Corporation will not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series I Preferred Stock.

Section 12. Ranking. The Series I Preferred Stock shall be junior to all other series of Preferred Stock as to the distribution of assets, unless the terms of any series shall provide otherwise.

Section 13. Amendment. At any time when any shares of Series I Preferred Stock are outstanding, neither the Articles of Incorporation, Bylaws nor this Certificate of Designation will be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series I Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series I Preferred Stock, voting separately as a class.

Section 14. Waiver. Any waiver by the Corporation or a holder of Series I Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other such holders. The failure of the Corporation or a holder of this Series I Preferred Stock to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing

Section 15. Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law

IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designation and do affirm the foregoing as true under the penalties of perjury this 13th day of November, 2024.

/s/ Mark Archer
Name:	Mark Archer
Title:	Chief Financial Officer